Exhibit 99 (C)

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2005 by and among Invitrogen Corporation, a Delaware corporation (“Parent”), and the Stockholders listed on Annex A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A.                                   Concurrently with the execution of this Agreement, Parent, Errol Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and BioSource International, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger dated as of July 25, 2005 (the “Merger Agreement”), providing for the merger of Sub with and into the Company (the “Merger”) pursuant to which the Company will become a wholly-owned subsidiary of Parent;

B.                                     Each Stockholder (or its nominee) is the beneficial and record holder of the number of shares of common stock, $0.001 par value, of the Company set forth opposite such Stockholder’s name on Annex A hereto (such shares being collectively referred to herein as the “Shares”); and

C.                                     As a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that the Stockholders enter into this Agreement and, in order to induce Parent and Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement with Parent.

NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:

1.                                       Agreement to Retain Shares; Other Restrictions.  Each Stockholder agrees not to, other than pursuant to the Merger, transfer, assign, tender, pledge, sell, exchange or otherwise dispose of or encumber (collectively, “Transfer”), or offer to or enter into any contract, option or other arrangement to Transfer any of the Shares or any interest therein at any time prior to the Expiration Date, as defined herein, except as contemplated by this Agreement.  The “Expiration Date” shall mean the earlier of (i) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the date and time on which the Merger Agreement shall be terminated pursuant to Article VII of the Merger Agreement.  Additionally, each Stockholder agrees not to grant any proxy or power of attorney with respect to the Shares, or deposit any of the Shares into a voting trust or subject the Shares to any voting agreement except as provided by this Agreement.

2.                                       Agreement to Vote Shares and Refrain From Certain Proxy Solicitations.  At any meeting of the stockholders of the Company called with respect to any of the following, and at any adjournment thereof, and with respect to any written consent solicited with respect to any of the following, each Stockholder agrees to vote the Shares: (i) in favor of adoption of the Merger Agreement and approval of the Transactions and (ii) against (A)  any merger, consolidation, sale of substantial assets, reorganization, recapitalization, liquidation or winding up of or by the

Company and (B) any other matter which would, or would reasonably be expected to, delay, prevent or frustrate the transactions contemplated by the Merger Agreement and the Merger (each of the foregoing is referred to as an “Opposing Proposal”).  Each Stockholder, as the holder of voting stock of the Company, agrees to be present, in person or by proxy, at all meetings of stockholders of the Company so that all Shares are counted for the purposes of determining the presence of a quorum at such meetings.  Each Stockholder further covenants and agrees that it shall not solicit proxies or participate in a solicitation with respect to an Opposing Proposal.

3.                                       Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Annex B (the “Proxy”), which shall be irrevocable to the extent provided therein.

4.                                       Additional Purchases.  For purposes of this Agreement, the term “Shares” shall include any shares of Company Common Stock which the Stockholders purchase or otherwise acquire after the execution of this Agreement and prior to the Expiration Date, including shares issued in connection with a stock dividend or distribution or issued upon either Stockholder’s exercise of outstanding options, warrants or other rights to purchase Company Common Stock.

5.                                       Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to Parent as follows:

5.1                                 Ownership of Shares.  Except as specifically described on Annex C to this Agreement, each Stockholder (i) is the record holder and beneficial owner of the shares set forth opposite such Stockholder’s name on Annex A (or is the beneficial owner of such shares and is not the holder of such shares because such shares are held by a nominee of such Stockholder), which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances and (ii) does not beneficially own any shares of Company Common Stock other than the shares set forth opposite such Stockholder’s name on Annex A.  Other than pursuant to the Merger Agreement, there are no outstanding options or other rights to acquire from the Stockholders, or any outstanding obligations of the Stockholders to sell, the Shares or any interest in the shares.

5.2                                 Power; Validity; No Conflict.  Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement.  Assuming the due and valid authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity.  Neither the execution of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which such Stockholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to such Stockholder, except for such breaches or violations as would not, individually or in the aggregate, reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement.

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6.                                       Representations, Warranties and Covenants of Parent.  Parent represents and warrants to the Stockholders as follows:

6.1                                 Due Authorization.  This Agreement has been authorized by all necessary corporate action on the part of Parent and has been duly executed by a duly authorized officer of Parent.

6.2                                 Validity; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity.  Neither the execution of this Agreement by Parent nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Parent.

7.                                       Additional Documents.  The Stockholder and the Parent hereby covenant and agree to execute and deliver any additional documents necessary to carry out the intent of this Agreement.

8.                                       Miscellaneous.

8.1                                 Action in Stockholder Capacity Only.  The parties acknowledge that this Agreement is entered into by each Stockholder in its capacity as owner of the shares set forth opposite such Stockholder’s name on Annex A and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.3 of the Merger Agreement.

8.2                                 Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3                                 Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

8.4                                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.5                                 Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be

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assigned by any of the parties without the prior written consent of the other.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Genstar Capital Partners II, L.P. or Stargen II LLC shall have any liability for any obligations of Genstar Capital Partners II, L.P. or Stargen II LLC under this Agreement.

8.6                                 Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.7                                 Specific Performance: Injunctive Relief.  The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein.  Therefore, it is agreed that, in addition to any other remedies which may be available to Parent upon such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

8.8                                 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to Parent:	Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, CA 92008
Attention: General Counsel
Facsimile: (760) 476-6326

With a copy to:	DLA Piper Rudnick Gray Cary LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121-2133
Attention: Jeffrey T. Baglio
Facsimile: (858) 677-1401

If to the Stockholders:	Genstar Capital
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attention: Jean-Pierre L. Conte
Facsimile: (415) 834-2383

With a copy to:	Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway, 5th Floor
Redwood Shores, CA 94065
Attention: Craig W. Adas
Facsimile: (650) 802-3100

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or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

8.9                                 Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

8.10                           Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.11                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.12                           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

8.13                           Termination.  Notwithstanding anything else in this Agreement, this Agreement and the Proxy, and all obligations of each Stockholder under either of them, shall automatically terminate as of the Expiration Date.

8.14                           Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the same meaning ascribed to them in the Merger Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INVITROGEN CORPORATION

By:	/s/ John D. Thompson
Name: John D. Thompson
Title: Senior Vice President, Corporate
Development

GENSTAR CAPITAL PARTNERS II, L.P.

By:	Genstar Capital, LLC, its General Partner

By:	/s/ Jean-Pierre L. Conte
Name: Jean-Pierre L. Conte
Title: Managing Member

STARGEN II LLC

By:	/s/ Jean-Pierre L. Conte
Name: Jean-Pierre L. Conte
Title: Member

[Signature Page to Voting Agreement]

ANNEX A

Stockholder:	Shares:
Genstar Capital Partners II, L.P.	2,091,881
Stargen II LLC	40,526

ANNEX B

IRREVOCABLE PROXY

The undersigned Stockholders of BioSource International, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoint and constitute the members of the Board of Directors of Invitrogen Corporation, a Delaware corporation (“Parent”), and each of them (the “Proxyholders”), the proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of common stock of the Company beneficially owned by the undersigned, which shares are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares for the following limited, and for no other, purposes:

1.                                       In favor of adoption of the Agreement and Plan of Merger dated as of July 25, 2005 by and among Parent, the Company and Errol Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Agreement”), and approval of the transactions contemplated by the Merger Agreement, and

2.                                       Against (A)  any merger, consolidation, sale of substantial assets, reorganization, recapitalization, liquidation or winding up of or by the Company and (B) any other matter which would, or would reasonably be expected to, delay, prevent or frustrate the transactions contemplated by the Merger Agreement and the Merger.

The Proxyholders may not exercise this proxy on any other matter.  The undersigned Stockholders may vote the Shares on all such other matters.

The proxies named above are empowered at any time prior to termination of this proxy to exercise all voting rights (including the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such meeting, or otherwise.

The proxy granted by the Stockholders to the Proxyholders hereby is granted as of the date of this Agreement in connection with the obligations of each Stockholder set forth in the Voting Agreement, dated as of July 25, 2005, among Parent and the Stockholders (the “Voting Agreement”), and is irrevocable and coupled with an interest in such obligations and in the interests in the Company to be purchased and sold pursuant to the Merger Agreement.  This proxy will automatically terminate upon the termination of the Voting Agreement in accordance with its terms.

Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.  The undersigned Stockholders authorize the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of Stockholders of the Company.

This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

Dated: July 25, 2005
GENSTAR CAPITAL PARTNERS II, L.P.

By: Genstar Capital, LLC, its General Partner

	By:	/s/ Jean-Pierre L. Conte
Name: Jean-Pierre L. Conte
Shares beneficially owned: 2,091,881

STARGEN II LLC

	By:	/s/ Jean-Pierre L. Conte
Name: Jean Pierre L. Conte
Shares beneficially owned: 40,526

ANNEX C

1.                                       Certain affiliates of the Stockholders own, in the aggregate, approximately 66,667 shares of Company Common Stock and 48,000 shares of Company Common Stock issuable upon exercise of stock options;

2.                                       Proxies and restrictions in favor of Parent and Sub pursuant to this Agreement;

3.                                       Transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States;

4.                                       Warrant, dated February 15, 2000, issued pursuant to that certain Securities Purchase Agreement, dated January 10, 2000, as amended in June 2004, to Genstar Capital Partners II, L.P. for the purchase of up to 1,262,542 shares of Company Common Stock at an exercise price of $9.00, subject to adjustment as set forth therein; and

5.                                       Warrant, dated February 15, 2000, issued pursuant to that certain Securities Agreement, dated January 10, 2000, as amended in June 2004, to Stargen II LLC, for the purchase of up to 24,458 shares of Company Common Stock at an exercise price of $9.00, subject to adjustment as set forth therein.